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                                                                    EXHIBIT (21)

                  THE LINCOLN ELECTRIC COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT



The Company's significant subsidiaries, all of which are included in its consolidated financial statements, are listed in the following table:

                                                               COUNTRY OF                           CONSOLIDATED
             NAME                                             INCORPORATION                      PERCENT OWNERSHIP
             ----                                             -------------                      -----------------

Lincoln Electric (U.K.) Limited                               United Kingdom                            100

Lincoln Electric Norge AS                                     Norway                                    100

Lincoln Electric France S.A.                                  France                                    100

Lincoln Smitweld B.V.                                         The Netherlands                           100

Lincoln-KD, S.A.                                              Spain                                     100

Lincoln Electric Company                                      Australia                                 100
(Australia) Proprietary Limited

Lincoln Electric Company of                                   Canada                                    100
Canada Limited

Lincoln Electric Mexicana, S.A. de C.V.                       Mexico                                    100

Lincoln Electric Do Brasil Ltda.                              Brazil                                    100

The Company has omitted the names of its subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" within the meaning of Rule 1-02 contained in Regulation S-X.